Exhibit 10.18

The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 and Rule 24b-2.

SECOND AMENDMENT

TO

LICENSE AGREEMENT

This agreement (the "Amendment") is made as of the 6th day of December, 2002 by and between EVANS CAPACITOR COMPANY ("ECC") and WILSON GREATBATCH LTD. ("WGL").

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, ECC and WGL agree as follows:

                1.      Reference is made to a License Agreement effective August 8, 1996 by and between ECC and WGL (the "Original Agreement") and to a First Amendment to License Agreement dated as of December 29, 1999 (the "First Amendment"). As used herein,

(a)	The terms "Period," "purchased rights" and "Original Royalties" shall each have the meaning set forth in the First Amendment.

(b)	The term "Agreement" shall mean the Original Agreement as amended by the First Amendment and as further amended by this Amendment.

                2.      ECC and WGL acknowledge that they have mutually agreed not to continue the purchased rights arrangement for royalties that was provided for in the First Amendment after the expiration of the Period (i.e., after December 31, 2002). ECC and WGL further agree that WGL shall pay ECC a sum (the "Make Up Sum") equal to the Original Royalties for the Period reduced by $800,000, in accordance with the following schedule:

(a)	$1,000,000 on December 15, 2002; and

(b)	The balance of the Make Up Sum by no later than February 3, 2003.

WGL shall provide ECC, contemporaneously with the payment due on February 3, 2002, a written report showing its Net Sales for the Period and its calculation of the Original Royalties and Make Up Sum, taking into account WGL's actual fourth quarter 2002 sales of Licensed Product.

                3.      Paragraph 1.g. of the Agreement is hereby amended to read in its entirety as follows:

                                      "8.       Licensed Year" shall mean each calendar year."

                4.      Paragraph 3.a. of the Agreement is hereby (a) amended to delete the text of paragraph 3.a. that was provided for in the First Amendment and (b) further amended so that paragraph 3.a. shall read in its entirety as follows:

CONFIDENTIAL TREATMENT

"3.a. For the license rights granted to WGL and its affiliates under paragraph 2 of the Agreement, for each Licensed Year during the Term of this Agreement commencing on or after January 1, 2003, WGL shall pay ECC, as earned royalties, an amount equal to the sum of the following (the "Earned Royalties"):

(a) * of the first * of Net Sales of all Licensed Products sold by WGL and its affiliates during such Licensed Year; and

(b) * of any Net Sales of Licensed Products sold by WGL and its affiliates during such Licensed Year in excess of * .

Such Earned Royalties shall be paid to ECC as follows: WGL shall make a preliminary payment of the Earned Royalties on December 15 of each Licensed Year beginning on December 15, 2003 based on WGL actual sales of Licensed Products for the first three (3) calendar quarters of the applicable Licensed Year and on WGL's good faith estimate of WGL's sales of Licensed Products during the fourth quarter of the applicable Licensed Year (the "December Payment"). After WGL shall have received and reviewed sales information for its actual sales of Licensed Products during the applicable Licensed Year, WGL shall calculate whether the Preliminary Payment was greater or less than the Earned Royalties (the amount of any such underpayment or overpayment of royalties hereunder being defined as the "Adjustment"). The report provided for in paragraph 4.b. of the Agreement shall be delivered within forty five (45) days after the end of each Licensed Year (unless paragraph 4.b permits an extension) in order to reflect the foregoing procedure and calculation.

The Adjustment shall be taken into account in connection with the next succeeding December Payment (either increasing or decreasing it, as equitable); provided, however, that if in any Licensed Year there will not be a next succeeding December Payment due to termination of the Agreement, the Adjustment shall be paid by WGL to ECC together with the delivery of such report, or by ECC to WGL, within 30 days after delivery of such report."

                5.      Paragraph 4.b. which was deleted by the First Amendment is hereby reinstated into this Agreement but amended to read in its entirety as follows:

"4.b. WGL and its Affiliates shall keep true and complete books of account of sales of Licensed Products, sufficient for calculation of the amount of royalty due under paragraph 3 above and to determine the accuracy of such calculation. Within forty-five (45) days after the end of each calendar quarter, WGL shall furnish ECC a written report of the sales of Licensed Products by WGL and its Affiliates for the period being reported;

CONFIDENTIAL TREATMENT

provided, however, that the report for the last calendar quarter of each Licensed Year shall be delivered by WGL not later than forty-five (45) days after the end of such Licensed Year unless the release of WGL's financial statements have been delayed, in which case the report shall be delivered as soon as reasonably possible, but no later than 90 days after the end of such Licensed Year. ECC shall have the right to have such books of account examined by an independent CPA during normal business hours, but not more than once in any Licensed Year, as may be necessary to determine the correctness of any of the reports rendered by WGL hereunder; provided, however, that any examination with respect to such books of account for any Licensed Year shall be made within three years after the end of such Licensed Year and further provided that such CPA shall maintain confidential all information obtained from such examination."

                6.      A new paragraph 3.d. is hereby added to the Agreement as follows:

"3.d. In the event that the Earned Royalties payable to ECC in any December Payment do not equal or exceed $100,000, then ECC shall have the right to amend the Agreement, by written notice to WGL, to provide that the license rights granted to WGL in paragraph 2.b. which are exclusive (i.e., for implantable applications) shall be non-exclusive beginning effective with the Licensed Year immediately following the applicable December Payment; provided, however, that WGL shall have ten (10) business days after receipt of such notice to pay ECC an amount which, when combined with the Earned Royalties paid in such December Payment, equal $100,000, in which case the license rights shall remain exclusive."

                7.      Paragraph 6 of the Agreement is hereby amended to read in its entirety as follows:

"6. WGL shall have the right to assign its rights under this License Agreement to the successor to substantially the entire business of WGL to which this Agreement relates. WGL may not otherwise assign any or all of its rights under this Agreement without the prior written approval of ECC. WGL may sublicense some or all of its rights under this Agreement provided that (a) WGL notifies ECC in writing as to the proposed royalty and other terms of any such sublicense agreement, (b) WGL consults with ECC with respect to such sublicense and (c) ECC gives its written approval to such sublicense which approval may not be unreasonably withheld or delayed more than ten (10) days after notice of a proposed sublicense."

                8.      Except as expressly provided for in the Amendment or unless they are consistent herewith, all of the terms and conditions of the Agreement shall remain in full force and effect.

EVANS CAPACITOR COUNTY	WILSON GREATBATCH LTD.

By: /s/ Charles E. Dewey	By: /s/ V.W. Brinkerhoff III
Charles E. Dewey	V.W. Brinkerhoff III
Chief Executive Officer	Group Vice President